                                  EXHIBIT 11.1

                      THE COAST DISTRIBUTION SYSTEM, INC.
                    Computation of Earnings (Loss) Per Share
                             Quarter Ended March 31,


                                        INCOME (LOSS)      SHARES        PER-SHARE
                1999                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                ----                    -------------   -------------    ---------
Net earnings                              $ 340,000
  Dividends paid on preferred
  stock of subsidiary                         2,000
                                          ---------
Net earnings available to common
  shareholders                            $ 338,000
                                          =========
Basic and diluted earnings per share      $ 338,000       5,143,526      $ 0.07
                                          =========       =========      ======



                                        INCOME (LOSS)      SHARES        PER-SHARE
                1998                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                ----                    -------------   -------------    ---------
Net earnings                              $ 608,000
  Dividends paid on preferred
  stock of subsidiary                        (3,000)
                                          ---------
Net earnings available to common
  shareholders                            $ 605,000
                                          =========
Basic and diluted earnings
  per share                               $ 605,000       5,246,879      $ 0.12
                                          =========       =========      ======